Immediate Release
Contact: Ken Lamb 248 754 0884

BORGWARNER EXPECTS $2.3 BILLION IN NEW BUSINESS FOR 2011-2013

ANTICIPATES STRONG GROWTH IN EVERY MAJOR PRODUCT
AND IN EVERY MAJOR REGION OF THE WORLD

Auburn Hills, Michigan, November 9, 2010 –  BorgWarner Inc. (NYSE: BWA) today announced $2.3 billion of expected net new powertrain business for 2011 through 2013, a 28% increase over its previous three-year net new business.  Demand for the company’s environmentally friendly technologies, such as gasoline and diesel turbochargers, dual-clutch transmission technology, engine timing systems and emissions products, is expected to continue to drive strong growth.

BorgWarner is a leading provider of highly engineered engine and drivetrain components and systems that help improve fuel efficiency, air quality and vehicle performance. The company’s new business is sourced around the globe and includes programs with nearly every major automaker in the world.

“Improving fuel economy, lowering emissions and enhancing the driving experience remain key objectives for auto makers around the world,” said Timothy M. Manganello, Chairman and Chief Executive Officer.  “BorgWarner is uniquely positioned among vehicle suppliers to deliver powertrain technologies in a broad range of products that address these needs.  Over the next three years, we believe our fuel-efficient technologies will be in high demand as the industry continues to implement advanced powertrain strategies.”

Of the total new business, 77% is anticipated from engine-related products such as turbochargers, ignition systems, emissions products, engine timing systems, variable cam timing modules and thermal systems.  The other 23% is expected from drivetrain-related products including the company’s fuel-efficient DualTronic® transmission technology and its traditional automatic transmission and all-wheel drive technologies.

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BorgWarner New Business 2011 to 2013/Page 2

“We have significantly outpaced the growth of the industry by developing fuel-efficient technologies that meet the needs of the global market,” Manganello continued.  “We expect this trend to continue. The European market remains the leader in the adoption of new powertrain technology and Europe accounts for 45% of our expected new business. As our expansion in Asia continues, new business sales are expected to account for about 30% of the total in that region by the end of the period.  China represents nearly two-thirds of that new business as our sales to the world’s fastest growing market continue to accelerate.  Approximately 25% of the anticipated new business over the three years is in the Americas, up from 20% in the previous three-year net new business.”

“Tightening emissions standards and a sharpened focus on fuel economy in the commercial vehicle market is expected to provide additional growth for BorgWarner. The top twenty customers of our three-year net new business include three commercial vehicle original equipment manufacturers. Approximately 15% of the expected new business is related to the commercial vehicle market.”

Advanced technology turbochargers account for about 32% of the company’s net new business, led by turbochargers for gasoline direct injected (GDI) engines.  Turbocharging GDI engines is a key strategy employed by automakers to address the issues of fuel efficiency and emissions reduction while maintaining vehicle performance. The market for gasoline engine turbochargers is expected to nearly triple over the next five years, from about 3.5 million units today to over 10 million by 2015.  Europe will remain the largest market for gasoline turbochargers but North America will be the fastest growing one.

Another 13% of the new business is tied to the company’s dual-clutch technology. The technology provides the fuel-efficiency and fun-to-drive characteristics of a manual transmission with the convenience and smooth shifting of an automatic.  The number of dual-clutch transmissions in the market is expected to grow nearly 400% over the next five years to nearly 6 million units by 2015.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The company operates manufacturing and technical facilities in 60 locations in 18 countries. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. The Internet address for BorgWarner is: http://www.borgwarner.com.
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Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections.  Words such as "outlook,” “expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.  Such risks and uncertainties include:  fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors identified in its most recently filed annual report on Form 10-K.  The Company does not undertake any obligation to update any forward-looking statement.